Exhibit 99.1

Sensient Technologies Corporation
777 East Wisconsin Avenue
News Release	Milwaukee, WI 53202
www.sensient.com

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Announces Increased Quarterly Dividend and Share Repurchase Authorization

MILWAUKEE, WI – October 19, 2017 – The Board of Directors of Sensient Technologies Corporation (NYSE: SXT) has declared a regular quarterly cash dividend on its common stock of $0.33 per share, an increase of 10% per share.  The dividend will be paid on December 1, 2017, to shareholders of record on November 6, 2017.

In addition, Sensient’s Board of Directors has approved a resolution to increase the authorization under its share repurchase program by 3.0 million shares.  This new authorization supplements the existing authorization, which has approximately 600,000 shares remaining available for repurchase.

“We are pleased to announce this dividend increase and new repurchase authorization, which demonstrates our commitment to deliver shareholder value,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “Since 2014, Sensient has increased its quarterly dividend by 43% and repurchased approximately 6.8 million shares of its common stock.  This announcement underscores our confidence in Sensient’s financial strength and future outlook.”

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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